Exhibit 99.1

Cytec	News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces First Quarter 2012 Results

As-Adjusted First Quarter EPS of $1.28; Up 64% From First Quarter 2011

Increases Guidance for 2012 excluding the impact from potential acquisition

Woodland Park, New Jersey, April 19, 2012 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the first quarter 2012 of $53.1 million or $1.14 per diluted share on net sales of $783.3 million. Included in the quarter are several special items that total $6.7 million of net expense after-tax or $0.14 per diluted share and are outlined further in this release. Excluding these special items, net earnings attributable to Cytec were $59.8 million or $1.28 per diluted share.

Earnings from continuing operations for the first quarter 2011 were $39.6 million or $0.79 per diluted share. Earnings from discontinued operations were $43.6 million or $0.87 per diluted share including the gain on the sale of Building Block Chemicals of $36.8 million after-tax or $0.73 per diluted share. Included in the 2011 quarter were several special items from continuing operations that total $0.5 million of net credit after-tax or $0.01 per diluted share. Excluding the special items, earnings from continuing operations were $39.1 million or $0.78 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “I am extremely pleased with our strong start to 2012. Engineered Materials delivered excellent results due to strong volume growth across each of our aerospace end markets, higher selling prices, and higher operating rates which translated into increased operating margins. The In Process Separation segment also performed well driven by higher selling prices and strong demand for our specialty mining and phosphine products. Coating Resins also performed better than expected versus the prior year period, which is mostly attributable to higher selling prices that mitigated the impact of lower selling volumes. Overall, our two growth segments contributed significantly to the improved results as we enjoy strong demand in our markets and continue to execute our growth strategy.”

Cytec Engineered Materials sales increased 17% to $219 million; operating earnings increased to $45 million.

In Engineered Materials, selling volumes increased by 14% compared to the prior year period, due to higher build rates in the large commercial transport sector and business and regional jet sectors, including supply to new programs and ramp-ups to support build rate increases. Selling volumes for the military and civil rotorcraft markets were also higher, driven by higher build rates compared to prior year period. Higher selling prices increased sales by 3%.

Operating earnings of $45.0 million were up versus $25.1 million in the first quarter of 2011, mainly as a result of higher selling volumes, increased production levels, and selling price increases. These benefits were partially offset by higher manufacturing and operating expenses as a result of the increased spending to meet the higher demand and to support growth programs.

Cytec In Process Separation sales increased 17% to $92 million; operating earnings increased to $22.9 million.

In Process Separation selling volumes were up by 8% versus the first quarter 2011 driven by strong demand for our mining chemicals across most regions, particularly in Eastern Europe and Africa as we continue to expand our presence in these high growth regions. The sales increase was further supported by selling price increases of 9%.

Operating earnings of $22.9 million were higher versus operating earnings of $16.4 million in the prior year quarter, mainly as a result of higher selling volumes and prices. These positive impacts were partially offset by higher manufacturing cost of sales and operating expenses of $5.1 million as we invest in growth opportunities in developing markets.

Cytec Additive Technologies sales decreased 4% to $68 million; operating earnings decreased to $6 million.

In Additive Technologies, selling volumes were down by 8% versus the first quarter of 2011 due to soft demand in most regions, most notably in Europe, reflecting a general slowdown of the economic activity within the region. Higher selling prices increased sales by 5% and the impact of exchange rates decreased sales by 1%.

Operating earnings of $6.4 million were down compared to $8.4 million in the first quarter of 2011 mainly as a result of lower selling volumes and production levels. These unfavorable impacts were partially offset by higher selling prices, which more than covered the impact of higher raw material costs.

Cytec Coating Resins sales decreased 6% to $405 million; operating earnings increased to $29 million.

In Coating Resins, overall selling volumes decreased 9% versus the first quarter of 2011 as we experienced weaker demand across most of our product lines, particularly in Europe and Asia Pacific as customers continued to manage inventories. Unfavorable impacts of lower volumes were partially offset by higher selling prices of 5% and the impact of exchange rates decreased sales by 2%.

Operating earnings of $28.8 million were up versus $20.0 million in the first quarter of 2011 mainly due to higher selling prices of $19.7 million and benefits from our restructuring initiatives implemented in 2011 which more than offset the unfavorable impacts of lower volumes and higher raw material costs.

Discontinued Operations

Net earnings for the first quarter of 2011 includes earnings from discontinued operations, net of tax, of $43.6 million which includes a gain from the sale of the former Building Block Chemicals Segment of $36.8, net of tax, which was divested in the first quarter of 2011.

Special Items

In the first quarter of 2012 a number of special items were recorded (all in Corporate and Unallocated) that resulted in net pre-tax charges of $10.2 million ($6.7 million net charge on an after-tax basis or $0.14 per diluted share) as follows:

•	Included in various manufacturing and operating expenses are pre-tax net restructuring charges of $3.3 million ($2.4 million after-tax or $0.05 per diluted share).

•

Included in Research and process development is pre-tax incremental accelerated depreciation of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) related to the sale-leaseback agreement of our research and development facility in Stamford, Connecticut, which was signed in the third quarter of 2011.

•

Included mainly in Administrative and general is a net pre-tax charge of $6.2 million ($3.9 million after-tax or $0.08 per diluted share) related to our exploration of the separation of the Coating Resins business.

In the first quarter of 2011 a number of special items (all from continuing operations and in Corporate and Unallocated) were recorded that resulted in net pre-tax credit of $0.8 million ($0.5 million net benefit on an after-tax basis or $0.01 per diluted share).

Income Tax Expense

Income tax expense for the first quarter of 2012 was $25.7 million, compared with $15.0 million in the first quarter of 2011. Included in 2011’s income tax provision is a benefit of $2.3 million related to changes in the deferred tax positions of certain international subsidiaries due to tax legislation which reduced tax rates in those jurisdictions. Excluding this impact and the impact from the special items previously noted, the overall underlying annual tax rate for the first quarter of 2012 was 32.5% versus the underlying annual tax rate in the first quarter of 2011 of 31.25%. The 2012 increase in the underlying annual rate was primarily attributable to the expiration of certain US tax laws such as the Research and Development credit.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flows provided by operating activities were $32.3 million for the first quarter 2012. During the quarter our average net working capital days stayed flat at 66 compared to the fourth quarter of 2011. Average accounts receivable days outstanding also stayed flat at 49 days and average inventory days increased by five to 73 days mostly as a result of the higher demand within our growth platforms. Average accounts payable days were up five to 56 days, again related to the aforementioned higher demand.”

“Capital spending for the quarter was $24 million with over 50% of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2012 is approximately $200 million with all of the increase from prior year related to manufacturing capacity expansions in the Engineered Materials and In Process Separation segments.”

Coating Resins Update

In January 2012, the Company announced that it has retained J.P. Morgan to assist in an analysis of alternatives available to Cytec to effect a potential separation of its entire Coating Resins business. The Company is making good progress on its evaluation of strategic options, and is on schedule to announce a decision regarding the separation of the Coating Resins business during the second quarter of 2012 with an anticipated completion by year end.

2012 Outlook

Mr. Fleming continued, “We entered the year on a solid footing and we remain focused on executing our strategic imperatives to deliver growth and create value for our customers and our shareholders. Our guidance for 2012 full year adjusted diluted earnings per share is a range of $4.35 to $4.65 on sales of $3.19 to $3.27 billion. This compares to sales of $3.07 billion and adjusted diluted earnings per share of $3.66 in 2011. We announced our plan to acquire Umeco Plc on April 12th. Our expected earnings accretion from this acquisition of $0.20 per diluted share, assuming a July closing, is not included in our full year guidance.”

Cytec’s sales and operating earnings guidance by segment follows and as a reminder, the Company implemented organizational changes during the first quarter of 2012 (announced in a separate release dated today, April 19th, 2012) and the guidance is reflective of its new segment reporting structure.

Mr. Fleming added, “In Engineered Materials, demand visibility for this business remains good and our outlook for the global aerospace market remains very positive. For 2012, our estimate is for a 12% to 17% increase in revenues driven by higher build rates in the large commercial programs and steady demand growth in the business jet and rotorcraft sectors along with our pricing initiatives. Sales are projected to be in a range of $880 to $920 million versus sales of $789 million in 2011 and operating earnings are projected to be in a range of $170 million to $180 million, up from the 2011 operating earnings of $125 million.”

“For the In Process Separation segment, the level of customer interest in our specialty technologies remains strong and is driving higher volumes. With our recent purchase in India, we are well on track to expand our existing products into new geographies. Expectations are for full year sales to be in a range of $375 million to $385 million compared to sales of $340 million in 2011 and for full year operating earnings to be in a range of $78 million to $83 million, up from the 2011 operating earnings of $70 million.

“In Additive Technologies, we anticipated a slower start this year, particularly in Europe given the weak macroeconomic environment. However, we still expect to see a healthy demand for the year as we continue to drive regional expansion and new market penetration for growth. In addition, we now have the added capacity to meet the increased demand for our specialty products in this segment. Taking this into account, sales are projected to be in a range of $290 million to $300 million compared to sales of $287 million in 2011 and for full year operating earnings to be in a range of $40 million to $45 million, up from the 2011 operating earnings of $39.4 million.”

“For Coating Resins, customers remain cautious as they manage inventory through uncertainties. Although we continue to expect to offset increasing raw material costs with higher pricing, the marketplace remains competitive, and coupled with weak underlying fundamentals in Europe, we are expecting overall selling volumes to be flat to down this year. One exception is the global automotive market which continues to be strong and we will continue to target this market where there is a positive secular trend towards our environmentally friendly technologies. We also expect to see the benefits of improved mix of products from the product rationalization initiatives from 2011. Taking all the above into account, sales are projected to be in a range of $1,640 million to $1,660 million compared to sales of $1,657 million in 2011 and full year operating earnings are expected to be in a range of $70 million to $75 million, in line with the 2011 operating earnings of $69 million.”

The guidance for Corporate and Unallocated expenses is approximately $18 to $20 million for the year, Other Expense is forecasted to be approximately $2 million, and interest expense, net is expected to be between $36 and $38 million. The forecast for the underlying annual tax rate is expected to be in a range of 31.5% to 33.5%.”

Mr. Fleming concluded, “We have started the year with good momentum, and we are well positioned to deliver strong growth in 2012. We continue to create value for our customers with our unique technology offerings as we invest in our Engineered Materials and In Process Separation growth platforms. Cytec is poised to deliver another year of double-digit earnings growth while strengthening our portfolio to provide sustained future growth.”

Investor Conference Call to be Held on April 20, 2012 at 11:00am ET

Cytec will host their first quarter earnings release conference call on April 20, 2012 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net sales	$783.3	$766.0
Manufacturing cost of sales	572.7	585.6
Selling and technical services	55.4	54.7
Research and process development	20.0	19.2
Administrative and general	39.5	32.3
Amortization of acquisition intangibles	9.4	9.5
Gain on sale of assets	—	3.3

Earnings from operations	86.3	68.0
Other income/(expense), net	1.5	(4.0)
Net loss on early extinguishment of debt	—	0.1
Equity in earnings of associated companies	0.2	0.6
Interest expense, net	8.7	9.2

Earnings from continuing operations before income taxes	79.3	55.3
Income tax provision	25.7	15.0

Earnings from continuing operations	53.6	40.3

Earnings from discontinued operations before gain on sale, net of tax	—	6.8
Gain on sale of discontinued operations, net of tax	—	36.8

Earnings from discontinued operations, net of tax	—	43.6

Net earnings	53.6	83.9
Less: Net earnings attributable to noncontrolling interests	(0.5)	(0.7)

Net earnings attributable to Cytec Industries Inc.	$53.1	$83.2

Comprehensive income	$88.5	$137.5
Less: Comprehensive income attributable to noncontrolling interest	(0.2)	(0.7)

Comprehensive income attributable to Cytec Industries Inc.	$88.3	$136.8

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$1.16	$0.80
Discontinued operations	—	0.88

	$1.16	$1.68

Diluted earnings per common share
Continuing operations	$1.14	$0.79
Discontinued operations	—	0.87

	$1.14	$1.66

Dividends per common share	$0.125	$0.125

Shares used in calculating earnings per common share (in 000s)
Basic	45,961	49,622
Diluted	46,630	50,260

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended
	March 31,
	2012	2011
Net Sales:
Engineered Materials	218.7	187.1
In Process Separation	$91.6	78.4
Additive Technologies
Sales to external customers	67.7	70.3
Intersegment sales	0.2	0.3
Coating Resins	405.3	430.2

Net sales from segments	783.5	766.3
Elimination of intersegment revenue	(0.2)	(0.3)

Total consolidated net sales	$783.3	$766.0

	Three months ended March 31,
	2012	% of Sales	2011	% of Sales
Earnings from operations:
Engineered Materials	45.0	20.6%	25.1	13.4%
In Process Separation	$22.9	25.0%	$16.4	20.9%
Additive Technologies	6.4	9.5%	8.4	11.9%
Coating Resins	28.8	7.1%	20.0	4.6%

Earnings from segments	103.1	13.2%	69.9	9.1%
Corporate and Unallocated, net (1)	(16.8)		(1.9)

Total earnings from operations	$86.3	11.0%	$68.0	8.9%

(1)	2012 includes net pre-tax charges of $3.3 for various restructuring initiatives primarily related to the Coating Resins segment. 2012 also includes pre-tax incremental accelerated depreciation of $0.7 related to the sale-leaseback agreement of our research and development facility in Stamford, Connecticut and pre-tax net charges of $6.2 related to Coating Resins separation analysis costs. 2011 includes a net favorable adjustment of $0.7 related primarily to previously recorded restructuring liabilities and includes a $3.3 gain related to a sale of a former manufacturing site. Corporate and unallocated also includes costs previously allocated to the operations of our discontinued Building Block Chemicals Segment of $1.0 for 2011.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended March 31, 2012
	% Variance Due To
Segment	Volume	Price	FX
Engineered Materials	14%	3%	0%
In Process Separation	8%	9%	0%
Additive Technologies	-8%	5%	-1%
Coating Resins	-9%	5%	-2%
Total Cytec	-2%	5%	-1%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$419.7	$415.8
Trade accounts receivable, less allowance for doubtful accounts of $5.0 and $5.0 as of March 31, 2012 and December 31, 2011, respectively	466.9	396.6
Other accounts receivable	42.4	42.5
Inventories	427.6	374.3
Deferred income taxes	40.0	39.4
Other current assets	28.1	19.2

Total current assets	1,424.7	1,287.8

Investment in associated companies	19.9	19.2

Plants, equipment and facilities, at cost	1,982.7	1,939.2
Less: accumulated depreciation	(858.0)	(824.7)

Net plant investment	1,124.7	1,114.5

Acquisition intangibles, net of accumulated amortization of $293.2 and $278.8 as of March 31, 2012 and December 31, 2011, respectively	300.9	303.4
Goodwill	710.8	675.7
Deferred income taxes	20.9	26.6
Other assets	114.0	109.5

Total assets	$3,715.9	$3,536.7

Liabilities
Accounts payable	$359.0	$281.6
Short-term borrowings	8.0	3.5
Accrued expenses	201.7	214.2
Income taxes payable	28.2	20.8
Deferred income taxes	2.1	1.8

Total current liabilities	599.0	521.9

Long-term debt	637.9	635.9
Pension and other postretirement benefit liabilities	329.1	337.4
Other noncurrent liabilities	282.7	271.1
Deferred income taxes	75.1	77.1

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,590,043 at 3/31/12 and 49,586,198 shares at 12/31/11	0.5	0.5
Additional paid-in capital	459.6	461.2
Retained earnings	1,523.7	1,476.4
Accumulated other comprehensive loss	(31.2)	(66.5)
Treasury stock, at cost, 3,632,226 shares in 2012 and 4,077,360 shares in 2011	(164.4)	(185.0)

Total Cytec Industries Inc. stockholders’ equity	1,788.2	1,686.6

Noncontrolling interests	3.9	6.7
Total equity	1,792.1	1,693.3

Total liabilities and stockholders’ equity	$3,715.9	$3,536.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows provided by (used in) operating activities
Net Earnings	$53.6	$83.9
Earnings from discontinued operations	—	(43.6)

Earnings from continuing operations	53.6	40.3
Noncash items included in earnings from continuing operations:
Depreciation	26.2	23.2
Amortization	11.0	11.3
Share-based compensation	3.2	3.9
Deferred income taxes	1.3	2.8
Gain on sale of assets	—	(3.3)
Loss on early extinguishment of debt	—	0.1
Unrealized Gain on Derivative Instruments	(3.7)	(4.2)
Other	(0.2)	(0.6)
Changes in operating assets and liabilities (excluding effects of acquisitions and divestitures):
Trade accounts receivable	(61.3)	(59.6)
Other receivables	(3.1)	(3.7)
Inventories	(46.3)	(49.4)
Other assets	(8.0)	(2.3)
Accounts payable	74.0	114.6
Accrued expenses	(20.6)	(39.1)
Income taxes payable	9.0	4.5
Other liabilities	(2.8)	(17.0)

Net cash provided by operating activities of continuing operations	32.3	21.5
Net cash provided by operating activities of discontinued operations	—	5.0

Net cash provided by operating activities	32.3	26.5

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(23.6)	(26.4)
Acquisition of businesses, net of cash received	(28.6)	—
Net proceeds received on sale of assets	2.7	3.4

Net cash used in investing activities of continuing operations	(49.5)	(23.0)
Net cash provided by investing activities of discontinued operations	—	156.5

Net cash (used in)/provided by investing activities	(49.5)	133.5

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	2.0	—
Payments on long-term debt	—	(1.8)
Change in short-term borrowings, net	4.5	0.3
Cash dividends	(8.7)	(9.0)
Proceeds from the exercise of stock options	13.4	3.3
Purchase of treasury stock	—	(23.8)
Excess tax benefits from share-based payment arrangements	2.3	0.4
Net proceeds on sale-leaseback arrangement	(0.3)	—

Net cash provided by/(used in) financing activities	13.2	(30.6)

Effect of currency rate changes on cash and cash equivalents	7.9	9.3

Increase in cash and cash equivalents	3.9	138.7

Cash and cash equivalents, beginning of period	415.8	383.3

Cash and cash equivalents, end of period	$419.7	$522.0

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2012

	Net Earnings	EPS
GAAP net earnings and diluted per common share	$53.1	$1.14
- Net restructuring charges	2.4	0.05
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Coating Resins separation analysis costs	3.9	0.08

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$59.8	$1.28

Three Months Ended March 31, 2011

	Net Earnings	EPS
GAAP earnings from continuing operations	$40.3	$0.80
Less: Net earnings attributable to noncontrolling interests	0.7	0.01

Net earnings from continuing operations attributable to Cytec Industries Inc.	$39.6	$0.79
- Net restructuring adjustments	(0.5)	(0.01)
- Gain on sale of land	(2.0)	(0.04)
- Environmental liability adjustments	2.0	0.04

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$39.1	$0.78

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